EXHIBIT 99.1
SOUNDBITE COMMUNICATIONS REPORTS
FIRST QUARTER 2008 FINANCIAL RESULTS
Revenues of $10.6 Million, Up 21% Year over Year
  BEDFORD, Mass. – May 7, 2008 – SoundBite Communications, Inc. (NASDAQ: SDBT), a leading provider of on-demand customer contact solutions, today announced its financial results for the first quarter 2008. First quarter revenues were $10.6 million, an increase of 21% from the same quarter in 2007. GAAP loss per share was $0.10 versus a loss of $1.37 in the same quarter of 2007.
“We were pleased with our progress this quarter on a number of fronts; our clients continue to expand their usage with additional campaigns and applications, we began the introduction our next generation software platform to clients, and we won new deals in Fortune 1000 clients across a number of verticals,” said Peter Shields, President and CEO of SoundBite Communications. “The Company’s integration of Mobile Collect’s text messaging platform, a cornerstone of our integrated multi-channel strategy, into our product offering has met with high interest from our clients and prospects. And we made great strides in transitioning our network to VoIP.”
Shields continued, “SoundBite’s revenues this quarter were slightly below our guidance range of $10.7 million to $11.0 million, however, the overall trends driving our business are unchanged and we remain highly focused on delivering the markets leading hosted integrated multi-channel customer communications solution and creating shareholder value.”
Quarterly Results
Gross margin for the first quarter of 2007 was 61.7% versus 63.9% in the first quarter of 2007. Operating expenses were $8.4 million in the quarter and as a percentage of revenues were 79.1% versus 64.2% in the year-earlier period. Included in these operating expenses were approximately $883,000 in legal fees associated with the URS litigation.
Net loss under GAAP for the first quarter of 2008 was $1.5 million versus a net loss of $839,000 in the first quarter of 2007. GAAP loss per share for the first quarter of 2008 was $0.10 versus a loss of $1.37 in the same quarter of 2007. GAAP net loss for the year-ago period included the $808,000 charge related to the revaluation of our warrants. GAAP net loss also included stock-based compensation expense of $136,000 versus $46,000 in the year-ago quarter. (See the attached table for a break down of stock-based compensation expense by operating statement line item.)

On a pro forma basis, excluding the effects in the first quarter of 2008 of the URS litigation expense, non-GAAP net loss was $636,000 in the first quarter of 2008. And on a pro forma basis, excluding the effects in the first quarter of 2007 of the non-cash benefit from the revaluation of the redeemable preferred stock warrants, non-GAAP net loss was $31,000. Pro forma net loss per share was $0.04 for the first quarter of 2008 versus $0.05 in last year’s first quarter.
Non-GAAP net income and non-GAAP EPS are described below and reconciled to corresponding GAAP measures in the accompanying financial tables.
Other Highlights of the Quarter
•	Announced the acquisition of essentially all of the assets of Mobile Collect, Inc. in an all cash transaction of approximately $500,000 plus additional contingent consideration of up to $2 million based upon a certain percent of text messaging revenue.

•	Received the Customer Interaction Solutions magazine’s 2007 Product of the Year Award and the Unified Communications magazine’s 2007 Product of the Year Award.
Second Quarter 2008 Guidance and Full Year 2008 Update
For the second quarter of 2008, SoundBite currently projects GAAP revenues in the range of $11.2 million to $11.8 million and gross margin in the range of 61% to 63%. The projection for Non-GAAP operating loss is in the range of $400,000 to $900,000. Excluded from the non-GAAP operating loss projection is; $1.7M of anticipated legal expenses associated with the URS matter, stock based compensation of $200,000 and amortization of intangibles of $45,000. GAAP interest income is projected to be approximately $300,000. The basic weighted average share count is expected to be 15.3 million for the second quarter of 2008. SoundBite expects GAAP capital expenditures to be approximately $750,000 and depreciation expense to be approximately $900,000.
For the full year 2008, we are currently lowering our projected GAAP revenues to a range of $47.0 million to $49.0 million from the previous range of $53.3 million to $55.3 million. We anticipate GAAP gross margin percentage to in the range of 61.0% to 64.0%. We would expect a non-GAAP operating loss of $100,000 to $1.6M. Excluded from the non-GAAP operating loss is; $2.6M anticipated legal expenses associated with the URS matter, stock based compensation of $800,000 and amortization of intangibles of $145,000. GAAP interest income is projected to be approximately $1.3M. We expect the basic weighted average share count to be approximately 15.5 million shares for the full year 2008. We would expect GAAP capital spending for the year to be approximately $4.0M for the full year.

About Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, SoundBite uses the following non-GAAP financial measures: non-GAAP net income and non-GAAP EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the table captioned “Reconciliation of GAAP Net Income and EPS to Non-GAAP Net Income and EPS.”
SoundBite uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding SoundBite’s performance and liquidity by excluding certain expenses and expenditures that may not be indicative of its “recurring core business operating results,” meaning its operating performance excluding not only non-cash charges, but also discrete cash charges that are infrequent in nature. SoundBite believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing SoundBite’s performance and in planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to SoundBite’s historical performance and liquidity as well as comparisons to competitors’ operating results. SoundBite believes these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.
Non-GAAP net income and EPS. SoundBite defines non-GAAP net income as net income plus non-cash charges to mark to market outstanding redeemable preferred stock warrants and expenses related to Universal Recovery Systems litigation. It defines non-GAAP EPS as non-GAAP net income divided by the weighted average shares, on a fully-diluted basis, outstanding as of the end of the period.
Webcast and Teleconference Information
The company will host a conference call today at 5:00 p.m. ET to discuss its financial results.  A live and archived webcast of the event will be available at http://ir.soundbite.com/events.cfm.  A live dial-in is available domestically at 877-591-4958 and internationally at 719-325-4927. A replay of the call will be available two hours after the live call until 11:59 p.m. ET May 14, 2008 and can be accessed by dialing 888-203-1112 for domestic callers and 719-457-0820 for international callers and entering passcode 4978904.

About SoundBite Communications
SoundBite Communications is a leading provider of automated customer contact solutions that are delivered through a Software as a Service (SaaS) model. Organizations rely on SoundBite’s on-demand solution to initiate and manage customer contact campaigns across a variety of collections, customer care, and marketing processes. SoundBite helps organizations increase revenue, enhance customer service and retention, secure payments, and can also improve contact center efficiency by increasing agent productivity and enabling agentless interactions. The company’s multi-tenant customer communications platform is used by organizations across a number of industries, including collection agencies, financial service providers, retailers, telecommunications providers, and utilities. SoundBite’s clients use the service to place approximately one and a half billion calls annually. SoundBite is headquartered in Bedford, Massachusetts. For more information, visit www.SoundBite.com.
Forward-Looking Statement
This is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this press release, including statements made above in the third paragraph and in the two paragraphs under “Second Quarter 2008 Guidance and Full Year 2008 Update,” are based upon SoundBite’s historical performance and its current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by SoundBite, its management or any other person that the future plans, estimates or expectations contemplated by SoundBite will be achieved. These forward-looking statements represent SoundBite’s expectations as of the date of this press release. Subsequent events may cause these expectations to change, and SoundBite disclaims any obligation to update the forward-looking statements in the future. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including: slower than anticipated development of the market for automated voice messaging services; defects in SoundBite’s platform, disruptions in its service or errors in its execution; discontinued or decreased use of SoundBite’s service by its clients, which are not subject to minimum purchase requirements; and the occurrence of events adversely affecting the collection agencies industry or in-house collection departments, which account for a significant portion of SoundBite’s revenues. These and other factors, including the factors set forth under the caption “Item 1A. Risk Factors” in SoundBite’s quarterly report on Form 10-K for the quarterly period ended December 31, 2007 filed with the Securities and Exchange Commission on March 14, 2008, could cause SoundBite’s performance or achievements to be materially different from those expressed or implied by the forward-looking statements.
SoundBite is a registered service mark of SoundBite Communications, Inc.

IR Contact:	Media Contact:

Lynn Ricci	Marie Ruzzo
SoundBite Communications	SoundBite Communications
781- 897-2696	781-897-2632
lricci@soundbite.com	mrizzo@Soundbite.com
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SOUNDBITE COMMUNICATIONS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2008	2007
Revenues	$10,635	$8,761
Cost of revenues (1)	4,077	3,165

Gross profit	6,558	5,596

Operating expenses:
Research and development (1)	1,286	996
Sales and marketing (1)	4,206	3,514
General and administrative (1)	2,904	1,111
Amortization of intangible assets	15	—

Total operating expenses	8,411	5,621

Operating loss	(1,853)	(25)

Other income (expense):
Interest income	334	72
Interest expense	—	(78)
Warrant charge for change in fair value	—	(808)

Total other income (expense), net	334	(814)

Net loss	(1,519)	(839)

Accretion of preferred stock	—	(11)

Net loss attributable to common stockholders	$(1,519)	$(850)

Net loss per common share:
Basic	$(0.10)	$(1.37)
Diluted	$(0.10)	$(1.37)

Weighted average common shares outstanding — basic and diluted	15,228,090	620,700

(1)	Amounts include stock-based compensation expense, as follows:

	Three months ended
	March 31,
	2008	2007
Cost of revenues	$3	$1
Research and development	10	3
Sales and marketing	68	16
General and administrative	55	26

	$136	$46

SOUNDBITE COMMUNICATIONS, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	March 31,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,918	$35,674
Accounts receivable, net of allowance for doubtful accounts of $176 at March 31, 2008 and December 31, 2007	6,557	7,261
Prepaid expenses and other current assets	1,214	1,309

Total current assets	43,689	44,244

Property and equipment, net	5,867	6,096
Goodwill	156	—
Intangible assets, net	335	—
Other assets	110	149

Total assets	$50,157	$50,489

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$934	$457
Accrued expenses	4,446	3,867

Total liabilities	5,380	4,324

Stockholders’ equity:
Common stock, $0.001 par value — 75,000,000 shares authorized; 15,433,649 shares issued and 15,238,264 shares outstanding at March 31, 2008; 15,420,888 shares issued and 15,225,503 shares outstanding at December 31, 2007	15	15
Additional paid-in capital	65,865	65,720

Treasury stock, at cost —195,385 shares at March 31, 2008 and December 31, 2007	(132)	(132)
Accumulated other comprehensive income (loss)	(10)	4
Accumulated deficit	(20,961)	(19,442)

Total stockholders’ equity	44,777	46,165

Total liabilities and stockholders’ equity	$50,157	$50,489

SOUNDBITE COMMUNICATIONS, INC.
Reconciliation of GAAP Net Loss to Non-GAAP Net Loss and EPS
(Unaudited)
(in thousands except share and per share amounts)

	Three Months Ended
	March 31,
	2008	2007
GAAP net loss	$(1,519)	$(839)
URS litigation expense	883	—
Redeemable preferred stock warrants	—	808

Non-GAAP net loss	$(636)	$(31)

Non-GAAP net loss per share
Basic and diluted	$(0.04)	$(0.05)

Weighted average common shares outstanding — basic and diluted	15,228,090	620,700